UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
October 25, 2006
(Date of report; date of
earliest event reported)
Commission file number: 1-3754
GMAC LLC
(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
200 Renaissance Center
P.O. Box 200 Detroit, Michigan
48265-2000
(Address of principal executive offices)
(Zip Code)
(313) 556-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
SIGNATURES

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
GMAC LLC PRELIMINARY THIRD QUARTER 2006 EARNINGS SUMMARY
•	More than $14 billion in cash reserve balances

•	$500 million in dividends to GM

•	51% sale to Cerberus consortium expected to close in Q4
GMAC LLC (GMAC) reported a preliminary net loss of $348 million in the third quarter of 2006, as compared to third quarter 2005 net income of $675 million. The third quarter net loss includes non-cash goodwill impairment charges of $695 million after-tax related to GMAC’s Commercial Finance business.
Excluding these charges, GMAC earned $347 million. The decrease in operating earnings was primarily driven by lower income at GMAC’s mortgage business, ResCap, resulting from softness in the U.S. residential mortgage market, the unfavorable effect on income from GMAC’s recently concluded debt tender offers as well as weakness in the Commercial Finance business.
GMAC continues to be a significant source of cash flow to General Motors Corp. (GM) through the payment of a $500 million dividend in the third quarter, resulting in 2006 year-to-date cash dividends of $1.9 billion. GMAC continues to maintain adequate liquidity with cash reserve balances at Sept. 30, 2006 of $14.1 billion, comprised of $9.1 billion in cash and cash equivalents and $5.0 billion invested in marketable securities. GMAC has begun to prudently reduce high excess levels of cash to more moderate levels, reflecting increased access to liquidity.
Net income for Automotive Finance was $137 million, down $27 million from $164 million earned in the same period in the prior year. These results include an expense of $135 million related to GMAC’s third quarter offer to repurchase $1 billion of zero coupon bonds, which will be positive to future period earnings as this debt was among GMAC’s most expensive. Automotive Finance results otherwise benefited from an increase in net financing revenue as a result of strong retail financing penetration as well as lower provisions for credit losses.
ResCap’s net income was $76 million in the third quarter of 2006, down from $280 million earned in the third quarter of 2005. The decrease in earnings was the result of a number of factors in ResCap’s U.S. residential mortgage business. In particular, competitive pricing pressures negatively impacted margins, which led to lower gains despite year-over-year increases in production. Results were also affected by higher credit provisions resulting from increases in delinquencies, lower net interest margins as a result of a flatter yield curve, and a decrease in net servicing income due to the effect of lower long-term rates on expected prepayments of mortgages. Mortgage originations were $51.5 billion for the third quarter of 2006, representing a slight increase from $51.3 billion in the same period in the prior year.
GMAC’s Insurance operations experienced record quarterly net income of $191 million in the third quarter of 2006, up $102 million from earnings of $89 million in the third quarter of 2005, primarily attributable to a combination of favorable loss performance and higher capital gains. In addition, GMAC Insurance maintained a strong investment portfolio, with a market value of $8.0 billion at September 30, 2006, including unrealized capital gains of $604 million, net of tax.
Excluding the goodwill impairment charge, GMAC’s Other segment, which includes the Commercial Finance business unit and GMAC’s equity investment of approximately 22 percent in Capmark Financial Group Inc. (Capmark), incurred an operating loss of $57 million as compared to $142 million earned in the same period last year. Part of the third quarter decline relates to the change in ownership of Capmark following the first quarter sale of approximately 78% of GMAC’s commercial mortgage business. As a result, the third quarter income includes the earnings on GMAC’s equity share of Capmark compared to a year ago when Capmark was wholly owned and fully consolidated in GMAC’s results. In addition, the Other segment third quarter 2006 results were negatively affected by higher credit provisions at Commercial Finance, mostly related to the workout portfolio.
The goodwill impairment charge of $695 million at Commercial Finance was the result of GMAC’s third quarter impairment test which was triggered outside the normal fourth quarter cycle as the business experienced attrition of key personnel around the middle of the year. The charge results from lower cash flow projections due to the decision by new management at Commercial Finance to exit certain low return product lines and asset classes as well as a decline in expected factored sales volume growth.
The sale of 51 percent of GMAC equity to a consortium of investors led by Cerberus Capital Management is expected to close in the fourth quarter of this year. In addition to continuing to enable GMAC to support the sale of GM vehicles, the transaction is intended to support GMAC’s strategic goal of a stable investment grade credit rating and profitable growth.
* * * *
In this earnings release and comments by GMAC LLC (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” “impact,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s actual results may differ materially due to numerous important factors that are described in GMAC’s most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: the ability of General Motors (“GM”), our parent, to complete a transaction with a strategic investor regarding a controlling interest in GMAC while maintaining a significant stake in GMAC, securing separate credit ratings and low cost funding to sustain growth for GMAC and Residential Capital Corporation (“ResCap”) and maintaining the mutually beneficial relationship between GMAC and GM; significant changes in the competitive environment and the effect of competition in the corporation’s markets, including on the corporation’s pricing policies; our ability to maintain adequate financing sources; our ability to maintain an appropriate level of debt; the profitability and financial condition of GM, including changes in production or sales of GM vehicles, risks based on GM’s contingent benefit guarantees and the possibility of labor strikes or work stoppages at GM or at key suppliers such as Delphi Corp.; funding obligations under GM and its subsidiaries’ qualified U.S. defined benefits pension plans; restrictions on ResCap’s ability to pay dividends and prepay subordinated debt obligations to us; changes in the residual value of off-lease vehicles; changes in U.S. government -sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of GMAC or GM; the threat of natural calamities; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

GMAC LLC
Summary of Financial Data and Operating Statistics
Summary Statement of Income

Quarter-ended September 30, ($ in millions)	2006	2005

Net financing revenue	$1,217	$1,619
Other revenue and income	3,004	3,288

Total net revenue	4,221	4,907
Total noninterest expense	3,694	3,856

Income before income tax expense	527	1,051
Income tax expense	180	376

Operating income	347	675
Goodwill impairment, net of tax	695	—

Net (Loss)/Income	($348)	$675

Select Balance Sheet Data

	September 30,	December 31,	September 30,
Period-ended, ($ in millions)	2006	2005	2005

Cash reserve balances*	$14,100	$19,976	$24,348
Finance receivables and loans held for sale, net **	207,267	203,734	194,731
Investments in operating leases	35,756	31,211	29,824
Total debt***	249,510	254,407	246,730

*	Includes cash invested in a portfolio of highly liquid marketable securities of $4,975, $4,180 and $2,522 at September 30, 2006, December 31, 2005 and September 30, 2005, respectively

**	Net of allowance for credit losses

***	Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes, long-term debt and ABS debt
Operating Statistics

	Third Quarter		Nine Months
	2006	2005	2006	2005

GMAC’s Worldwide Cost of Borrowing (1)	6.17%	5.01%	5.79%	4.63%

GMAC Period-end Debt Spreads Over U.S. Treasuries (bps)
2-Year	200	310
5-Year	250	535
10-Year	290	550

GMAC Automotive Finance Operations
Consumer credit (North America)
Net charge-offs as a % of managed receivables	0.98%	1.12%	0.99%	0.99%
Retail contracts 30 days delinquent as a % of average number of contracts outstanding (2)	2.68%	2.40%	2.46%	2.14%
Retail penetration (U.S. only)
Total consumer volume (retail and lease) as a % of retail sales	58%	33%	48%	40%
SmartLease and SmartBuy as % of retail sales	16%	16%	18%	18%
Off-lease vehicle remarketing (U.S. only)
Sales proceeds on scheduled lease terminations (36-month) per vehicle (3)	$12,569	$12,975	$13,267	$13,482
Off-lease vehicles terminated (# of units)	67,910	69,406	206,466	225,220

ResCap
Origination volume ($ billions)	$51.5	$51.3	$140.1	$130.3
Mortgage servicing rights, net ($ millions)	$4,816	$3,763

GMAC Insurance Operations ($ millions)
Combined Ratio (4)	89.4%	94.6%	92.3%	94.3%
Premiums/revenue written	$1,037	$1,053	$3,168	$3,209
Investment portfolio market value	$8,006	$7,800
After-tax net unrealized capital gains	$604	$563

(1)	Calculated by dividing total interest expense (excluding mark to market adjustments) by total debt. Q3 2006 and YTD 2006 excludes the negative impact to interest and discount expense of the $1 billion debt tender offer.

(2)	Excludes accounts in bankruptcy.

(3)	Prior period amounts based on current vehicle mix, in order to be comparable

(4)	The combined ratio represents the sum of all reported losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMAC LLC

(Registrant)

Dated: October 25, 2006	/s/ Sanjiv Khattri

Sanjiv Khattri
Executive Vice President,
Chief Financial Officer and Director

Dated: October 25, 2006	/s/ Linda K. Zukauckas

Linda K. Zukauckas
Vice President and Corporate Controller